Exhibit 10.47
July 20, 2018 (supersedes letter dated July 17, 2018)
Jacqueline McLaughlin
2225 W. Wabansia Avenue
Apt. 524
Chicago, IL 60647
Dear Jacqueline:
Congratulations and welcome to the UL family of companies! We are excited to confirm our offer to you as SVP and Chief Legal Officer here at UL, where you will have the opportunity to push boundaries, provide peace of mind, and unlock what's next. UL delivers the best because we employ the best, and we are thrilled to have you join our team of skilled experts and trusted advisors
Start Date & Location
Your employment with UL will begin on a date to be mutually agreed. You will report to Keith Williams, President & CEO.
You will be based at our UL location in Northbrook, IL and may be required to travel from time to time. The team is looking forward to you helping us continue our great Mission of making the world a safer, more secure and sustainable place to live, work and play.
Total Rewards
Our total rewards program is designed with your wellbeing in mind - the ones who fulfill the UL mission every day. Our pay, bonus and benefit offerings are competitive with the companies we compete with for talent, help us attract world-class individuals to successfully execute the company's strategy, and reinforce a business culture of integrity, competitiveness and collaboration.
Salary
Your total gross annual salary will be $365,000, paid semi-monthly at USD $15,208.33, subject to payroll and other withholding taxes as required by law.
Benefits & Annual Leave/Vacation
You will be eligible to participate in UL's U.S. Benefits Program, subject to the terms and conditions of the applicable plans. You will be provided with details about the Benefits Program during a Benefits Orientation. In regards to disability coverage, UL will waive the service requirements for our self-insured Short Term Disability program and will provide coverage equal to 100% base salary replacement for up to 6 months of approved disability leave. For Long Term Disability, UL will reimburse you for any premiums you pay for an insured individual LTD policy providing coverage equivalent to your current coverage (60% base pay replacement up to $8,500 per month maximum) for one year until you meet UL's LTD eligibility requirements. Additionally, you will be eligible to accrue up to 25 days of vacation per year as provided in UL's vacation policy.
Annual Incentive Plan
You will be eligible for our All Employee Incentive Plan (AEIP) award of up to 50% of Annual Base Salary, based upon achievement of UL's financial goals and your personal objectives established by the Company. For 2018 only, this award will be at least 50% of your annual base salary, pro-rated by the number of completed months you will have worked for UL.
The actual amount of your incentive award payment will be determined in line with the Plan and you must be actively employed at the time of payout to be eligible for any payment.
Long Term Incentive Program
You will be eligible to participate in UL's Long Term Incentive Plan (LTIP) with a target award of up to 60% of Annual Base Salary and a 3-year vesting period. LTl grants are made annually and are at the discretion of the CEO and the Board of Directors.
Executive Allowance
You will be eligible to receive an annual Executive allowance of USD $18,000, paid semi-monthly at USD $750, subject to payroll and other withholding taxes as required by law.
UL LLC
333 Pfingsten Road, Northbrook, IL 60062-2096 USA
T: 847.272.8800 / F: 847.272.8129 / W: UL.com

Severance Policy
You are subject to UL's US Severance Policy, which provides for 2 weeks' severance per year of employment with a minimum of 4 months and maximum of 10 months payable in cases of involuntary separation from UL without Cause and provided you execute a general release of claims in a form reasonably acceptable to UL. Cause is intended to include, but not be limited to, your conviction of or pleading guilty to a felony or misdemeanor involving dishonesty, your engaging in fraud, misappropriation or embezzlement involving property of UL, any act or omission of gross negligence, willful misconduct, violation of documented policies, and refusal to perform principal duties and responsibilities diligently and competently. In the specific case of a Change in Control, you will be eligible to receive 12 months' severance payable if employment ends within 18 months following such Change in Control. Change in Control is intended to mean change of President & CEO or change in UL's ownership structure.
Ethics & Privacy
You agree that during your employment you will maintain the highest ethical standards in all aspects of your work. You have read, understand and agree to comply with UL's Standards of Business Conduct. Further, you agree that you will comply with the foreign corrupt practices laws, regulations, and other legal requirements including the U.S. Foreign Corrupt Practices Act and UK Bribery Act.
You consent to us:
• Collecting personal information about you from time to time for our personnel administration purposes.
Conflict of Interest
You agree that during your employment you will always act in the best interests of UL to avoid any actual or potential conflicts of interest that may influence you in the performance of your job. You also agree that if you do encounter an actual or potential conflict of interest, you will inform your manager immediately. In addition, you are prohibited from performing certain activities listed below for any Customer of UL with whom you have had a prior working relationship during the two years immediately preceding the project submittal to UL. A prior working relationship with a UL Customer is defined as any capacity wherein you were considered an employee or consultant of the UL Customer or provided consultancy services to the UL Customer.
Specific activities that cause a conflict of interest are:
• Performing the final review of, or making the certification decision for, any product or management system submitted by a UL Customer with whom you've had a working relationship during the two years immediately preceding the project submittal to UL, and/or,
• Participating in the resolution of any complaint or appeal filed by a UL Customer with whom you've had a working relationship during the two years immediately preceding UL's receipt of the complaint or appeal.
Non-Compete
You agree that during your employment with UL and for a period of one (1) year following the termination of your employment with UL for any reason, you will not, without the express written consent of the President of UL, be employed by, consult with or manage any business entity or person involved in activities which are competitive with UL. For this purpose, competitors are defined as Appius, CCIC, CSA, Bureau Veritas, Dekra, DNV GL, Eurofins, lntertek, SGS, TUV-Nord and TUV-Rheinland.
Non-Solicitation
You agree that during your employment and for a period of six (6) months following the termination of your employment for any reason, you will not directly or indirectly solicit any other employee to leave the services of UL.
Other Employment
You are required to devote your full time, attention and abilities to UL and to act in the best interests of the company. You shall not take up any other employment whether full-time or part-time without prior written approval of UL.
Employment Offer is Subject to:
• Employee Manual, which may be changed from time to time upon the sole discretion of UL.
• Satisfactory references, checks and proven legal eligibility to work in the country of employment.

• Successful completion of our pre-employment procedures, which include:
- Background Investigation
• Execution of the attached Confidentiality and Invention Assignment Agreement.
Attachments:
• Standards of Business Conduct.
• Confidentiality and Invention Assignment Agreement.
Working at UL is an exciting journey that twists and turns every day. We thrive in the twists and revel in the turns. This is our everyday. Welcome!

Sincerely,
/s/ Adrian Groom
Adrian Groom
SVP & Chief Human Resources Officer

Accepted by:
/s/ Jacqueline McLaughlin
Jacqueline McLaughlin

July 24, 2018
Date